Exhibit 99.1

OSI Systems Reports Fiscal 2024 First Quarter Financial Results

  Q1 Revenues of $279 Million
  Q1 Earnings Per Diluted Share
    GAAP EPS of $0.75
    Non-GAAP Adjusted EPS of $0.91
  Q1 Operating Income Growth of 23% Year-Over-Year
  Q1-Ended Backlog of Approximately $1.8 Billion
  Company Increases FY 2024 Non-GAAP Adjusted Diluted EPS Guidance to Year-Over-Year Growth of >27%; Reiterates FY 2024 Revenues Guidance

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 26, 2023--OSI Systems, Inc. (the “Company” or “OSI Systems”) (NASDAQ: OSIS) today announced its financial results for the first quarter of fiscal 2024.

For Q1 FY24, the Company reported revenues of $279.2 million, a 4% increase over the $268.1 million reported for the same quarter of the prior year. Net income for Q1 FY24 was $12.9 million, or $0.75 per diluted share, compared to net income of $11.2 million, or $0.65 per diluted share, for the same quarter of the prior year. Non-GAAP net income for Q1 FY24 was $15.6 million, or $0.91 per diluted share, compared to non-GAAP net income for the same quarter of the prior year of $15.0 million, or $0.87 per diluted share.

Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer, stated, “Our first quarter sales and earnings were generally consistent with our expectations with strong growth in the Security division and solid performance in the Optoelectronics and Manufacturing division overcoming some headwinds in the Healthcare business. Given our strong backlog and momentum as demonstrated by our recent awards, we are excited about the significant revenues and earnings growth anticipated for the balance of fiscal 2024.”

The Company's backlog was approximately $1.8 billion at the end of Q1 FY24. For Q1 FY24, operating cash flow was $17.1 million compared to $17.2 million for the same quarter of the prior year. Capital expenditures were $5.2 million and $3.3 million for Q1 FY24 and Q1 FY23, respectively.

Mr. Chopra commented, “We were pleased with the performance of the Security division in the first quarter of fiscal 2024 as revenues increased 14% year-over-year with strong operating margin expansion. Bookings were solid, leading to a record Security division backlog. We expect strong performance in the Security division throughout this fiscal year as the division is well positioned to accelerate growth.”

Mr. Chopra continued, “Our Optoelectronics and Manufacturing division again delivered solid financial results with adjusted operating margin expansion. The division continues to benefit from our vertically-integrated global manufacturing footprint.”

Mr. Chopra concluded, “During the first quarter of fiscal 2024, general market conditions posed challenges to our Healthcare division, resulting in reduced revenues and operating income compared to the same quarter of the previous year. We continue to focus on new product development, principally in our patient monitoring portfolio. We are optimistic about achieving more robust results in the upcoming quarters.”

Fiscal Year 2024 Outlook

The Company is reiterating its fiscal 2024 revenues guidance with anticipated revenue growth in excess of 18% over revenues in fiscal 2023. Based upon the strength of the first quarter and the outlook for the remainder of the fiscal year, the Company is increasing its non-GAAP adjusted diluted earnings per share guidance from greater than 25% growth to greater than 27% growth compared to non-GAAP adjusted diluted earnings per share for fiscal year 2023. Actual revenues and adjusted diluted earnings per share could vary from this guidance due to factors discussed under “Forward-Looking Statements” or other factors.

The Company’s fiscal 2024 adjusted diluted earnings per share guidance is provided on a non-GAAP basis only. The Company does not provide a reconciliation of guidance for non-GAAP adjusted diluted EPS to GAAP diluted EPS (the most directly comparable GAAP measure) on a forward-looking basis because the Company is unable to provide a meaningful or accurate compilation of reconciling items and certain information is not available. This is due to the inherent difficulty and complexity in accurately forecasting the timing and amounts of various items included in the calculation of GAAP diluted EPS but excluded in the calculation of non-GAAP adjusted diluted EPS, such as acquisition costs and other non-recurring items that have not yet occurred, are out of the Company’s control or cannot otherwise reasonably be predicted. For the same reasons, the Company is unable to address the significance of unavailable information which may be material and therefore could result in GAAP diluted EPS, the most directly comparable GAAP financial measure, being materially different from projected non-GAAP adjusted diluted EPS.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income, non-GAAP adjusted diluted earnings per share, non-GAAP operating income (loss) by segment and non-GAAP operating margin, all of which are non-GAAP financial measures. The presentation of these non-GAAP figures for Q1 FY24 and the same quarter of the prior year is provided to allow for the comparison of the underlying performance of the Company, net of impairment, restructuring and other charges (including certain legal costs), amortization of intangible assets acquired through business acquisitions, non-cash interest expense, and their associated tax effects, and the impact of discrete income tax items. Although we exclude amortization of acquired intangible assets from our non-GAAP figures, revenue generated from such intangibles is included within revenue in determining non-GAAP financial performance of the Company. Management believes that the non-GAAP financial measures presented in this earnings release provide (i) enhanced insight into the ongoing operations of the Company, (ii) meaningful information regarding the Company’s financial results (excluding amounts management does not view as reflective of ongoing operating results) for purposes of planning, forecasting and assessing the performance of the Company’s businesses, (iii) a meaningful comparison of financial results of the current period against results of past periods and (iv) financial results that are generally more comparable to financial results of peer companies than are GAAP figures. Non-GAAP financial measures should not be assessed in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as measures used by other companies due to possible differences in methods and in the items or events for which adjustments are made.

Reconciliations of GAAP financial information to non-GAAP financial information are provided in the accompanying tables. The financial results calculated in accordance with GAAP and reconciliations from those financial results should be carefully evaluated.

Conference Call Information

The Company will host a conference call and simultaneous webcast beginning at 9:00am PT (12:00pm ET) today to discuss its results for Q1 FY24. To listen, please visit the Investor Relations section of the OSI Systems website at http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available beginning shortly after the conclusion of the conference call until November 10, 2023. The replay can be accessed through the Company’s website at www.osi-systems.com.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems and its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions, and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings, growth, and operational performance in fiscal 2024 and beyond. The Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; failure to secure the renewal of key customer contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; the impact of potential information technology, cybersecurity or data security breaches; changes in domestic and foreign government spending and budgetary, procurement and trade policies adverse to the Company's businesses; the impact of the Russia-Ukraine conflict, including the potential for broad economic disruption; global economic uncertainty; material delays and cancellations of orders or deliveries thereon, supply chain disruptions, plant closures, or other adverse impacts on the Company’s ability to execute business plans; unfavorable currency exchange rate fluctuations; unfavorable interest rate fluctuations; effect of changes in tax legislation; market acceptance of the Company's new and existing technologies, products, and services; the Company's ability to win new business and convert orders received to sales within the current fiscal year; contract and regulatory compliance matters, and actions which, if brought, could result in judgments, settlements, fines, injunctions, debarment, or penalties; and other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings, which could have a material and adverse impact on the Company's business, financial condition, and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from those in any forward-looking statements, see the section titled "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent required to do so under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,
	2022	2023

Revenues:
Products	$196,954	$199,709
Services	71,117	79,501
Total net revenues	268,071	279,210
Cost of goods sold:
Products	143,369	136,983
Services	37,205	43,482
Total cost of goods sold	180,574	180,465
Gross profit	87,497	98,745
Operating expenses:
Selling, general and administrative	53,438	59,798
Research and development	14,540	15,922
Impairment, restructuring and other charges, net	1,219	466
Total operating expenses	69,197	76,186
Income from operations	18,300	22,559
Interest and other expense, net	(3,432)	(5,748)
Income before income taxes	14,868	16,811
Provision for income taxes	(3,633)	(3,932)
Net income	$11,235	$12,879

Diluted earnings per share	$0.65	$0.75
Weighted average shares outstanding – diluted	17,180	17,175
UNAUDITED SEGMENT INFORMATION
(in thousands)

	Three Months Ended September 30,
	2022	2023
Revenues – by Segment:
Security division	$144,992	$164,629
Optoelectronics and Manufacturing division, including intersegment revenues	93,915	96,128
Healthcare division	43,563	37,787
Intersegment eliminations	(14,399)	(19,334)
Total	$268,071	$279,210

Operating income (loss) – by Segment:
Security division	$14,924	$20,609
Optoelectronics and Manufacturing division	11,258	11,437
Healthcare division	1,628	164
Corporate	(10,178)	(9,916)
Intersegment eliminations	668	265
Total	$18,300	$22,559

OSI SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2023	September 30, 2023
Assets

Cash and cash equivalents	$76,750	$82,591
Accounts receivable, net	380,845	323,769
Inventories	338,008	418,797
Prepaid expenses and other current assets	44,300	46,942
Total current assets	839,903	872,099
Property and equipment, net	108,933	109,174
Goodwill	349,505	348,411
Intangible assets, net	140,857	140,211
Other non-current assets	116,488	118,557
Total Assets	$1,555,686	$1,588,452

Liabilities and Stockholders' Equity

Bank lines of credit	$215,000	$235,000
Current portion of long-term debt	8,076	8,134
Accounts payable and accrued expenses	208,786	232,081
Other current liabilities	139,832	136,413
Total current liabilities	571,694	611,628
Long-term debt	136,491	134,746
Other long-term liabilities	121,336	117,621
Total liabilities	829,521	863,995
Total stockholders’ equity	726,165	724,457
Total Liabilities and Stockholders’ Equity	$1,555,686	$1,588,452

RECONCILIATION OF GAAP TO NON-GAAP
NET INCOME AND EARNINGS PER SHARE
(in thousands, except earnings per share data)

	Three Months Ended September 30,
	2022		2023
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP basis	$11,235	$0.65	$12,879	$0.75
Impairment, restructuring and other charges, net	1,219	0.07	466	0.02
Amortization of acquired intangible assets	3,720	0.22	3,707	0.22
Non-cash interest expense	156	0.01	-	-
Tax effect of above adjustments	(1,279)	(0.07)	(1,079)	(0.06)
Discrete tax benefit	(99)	(0.01)	(413)	(0.02)
Non-GAAP basis	$14,952	$0.87	$15,560	$0.91
RECONCILIATION OF GAAP TO NON-GAAP
OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT
(in thousands, except percentages)

Three Months Ended September 30, 2022
	Security Division		Optoelectronics and Manufacturing Division		Healthcare Division		Corporate / Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$14,924	10.3%	$11,258	12.0%	$1,628	3.7%	$(9,510)	$18,300	6.8%
Impairment, restructuring and other charges, net	788	0.5%	15	0.0%	294	0.7%	122	1,219	0.5%
Amortization of acquired intangible assets	2,820	2.0%	698	0.7%	202	0.5%	-	3,720	1.4%
Non-GAAP basis– operating income (loss)	$18,532	12.8%	$11,971	12.7%	$2,124	4.9%	$(9,388)	$23,239	8.7%

Three Months Ended September 30, 2023
	Security Division		Optoelectronics and Manufacturing Division		Healthcare Division		Corporate / Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$20,609	12.5%	$11,437	11.9%	$164	0.4%	$(9,651)	$22,559	8.1%
Impairment, restructuring and other charges, net	272	0.2%	51	0.1%	-	0.0%	143	466	0.2%
Amortization of acquired intangible assets	2,627	1.6%	779	0.8%	301	0.8%	-	3,707	1.3%
Non-GAAP basis– operating income (loss)	$23,508	14.3%	$12,267	12.8%	$465	1.2%	$(9,508)	$26,732	9.6%

Contacts

For Additional Information, Contact:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
Tel: (310) 349-2237
avashishat@osi-systems.com